                                                                   EXHIBIT 10.10




                          TRAVEL PRIVILEGES AGREEMENT


                                    Between


                            AMERICAN AIRLINES, INC.

                                      and

                             THE SABRE GROUP, INC.


                           Dated as of: July 1, 1996

                          TRAVEL PRIVILEGES AGREEMENT

                               TABLE OF CONTENTS

Section                                                                    Page
- -------                                                                    ----
RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

1    DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2    TERM AND TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . 1
     2.1     Termination of Information Technology Services Agreement   . . 1
     2.2     Events of Default  . . . . . . . . . . . . . . . . . . . . . . 2
     2.3     Rights Upon Default  . . . . . . . . . . . . . . . . . . . . . 2

3    EMPLOYEES OF AFFILIATES  . . . . . . . . . . . . . . . . . . . . . . . 3
     3.1     Acquired Affiliates  . . . . . . . . . . . . . . . . . . . . . 3
     3.2     Transfer of a Partial Interest in an Affiliate   . . . . . . . 3

4    CHANGE OF CONTROL  . . . . . . . . . . . . . . . . . . . . . . . . . . 3
     4.1     Acquisition by Air Carrier   . . . . . . . . . . . . . . . . . 3
     4.2     Transfer of Eligible Employees to Non-Affiliate  . . . . . . . 3
     4.3     Post-Affiliation with American   . . . . . . . . . . . . . . . 3

5    EMPLOYEE TRAVEL PRIVILEGES . . . . . . . . . . . . . . . . . . . . . . 4
     5.1     D1, D2 and D3 Travel Privileges  . . . . . . . . . . . . . . . 4
     5.2     A2, A4 and A6 Travel Privileges  . . . . . . . . . . . . . . . 4
     5.3     A9 Travel Privileges   . . . . . . . . . . . . . . . . . . . . 4
     5.4     ID20 Travel Privileges         . . . . . . . . . . . . . . . . 4

6    RETIREE TRAVEL PRIVILEGES  . . . . . . . . . . . . . . . . . . . . . . 5
     6.1     D2 and D3 Travel Privileges  . . . . . . . . . . . . . . . . . 5
     6.2     A2, A4 and A6 Travel Privileges  . . . . . . . . . . . . . . . 5
     6.3     A9 Travel Privileges   . . . . . . . . . . . . . . . . . . . . 5
     6.4     ID20 Travel Privileges         . . . . . . . . . . . . . . . . 5

7    BOOKINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     7.1     Booking Procedures   . . . . . . . . . . . . . . . . . . . . . 5
     7.2     Reservations System Access   . . . . . . . . . . . . . . . . . 5

8    CHANGES TO TRAVEL PRIVILEGES . . . . . . . . . . . . . . . . . . . . . 6

9    NON-DISCRIMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . 6



10   TRAVEL CARDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     10.1    Issuance of Travel Cards   . . . . . . . . . . . . . . . . . . .  6
     10.2    Maximum Number of Travel Cards   . . . . . . . . . . . . . . . .  7
     10.3    Non-Transferrable  . . . . . . . . . . . . . . . . . . . . . . .  7
     10.4    Recovery of Travel Cards   . . . . . . . . . . . . . . . . . . .  7
     10.5    Lost, Destroyed, Transferred or Stolen Travel Cards  . . . . . .  7

11   ABUSE OF TRAVEL CARDS AND TRAVEL PRIVILEGES  . . . . . . . . . . . . . .  7
     11.1    Risk of Misappropriated Travel Cards, Employee Numbers
             and Passes   . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     11.2    Abuse of Travel Privileges by Eligible Employees and Eligible
             Retirees   . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

12   CHARGES FOR TRAVEL PRIVILEGES  . . . . . . . . . . . . . . . . . . . . .  8
     12.1    Charges for Eligible Employee Travel Privileges  . . . . . . . .  8
     12.2    Charges for Eligible Retiree Travel Privileges   . . . . . . . .  8
     12.3    Date for Determining Travel Charges  . . . . . . . . . . . . . .  8
     12.4    Readjustment of Charges        . . . . . . . . . . . . . . . . .  8

13   INVOICES AND REPORTS . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     13.1    Travel Activity Reports  . . . . . . . . . . . . . . . . . . . .  8
     13.2    Invoices   . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

14   PAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     14.1    Time of Payment  . . . . . . . . . . . . . . . . . . . . . . . .  9
     14.2    Manner and Place of Payment  . . . . . . . . . . . . . . . . . .  9
     14.3    No Set-Off   . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     14.4    Currency   . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     14.5    Audits   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     14.6    Disputed Charges   . . . . . . . . . . . . . . . . . . . . . . .  9
     14.7    Late Charges   . . . . . . . . . . . . . . . . . . . . . . . . . 10

15   TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     15.1    Allocation of Responsibility for Taxes   . . . . . . . . . . . . 10
     15.2    Claims for Refunds   . . . . . . . . . . . . . . . . . . . . . . 10
     15.3    Refunds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     15.4    Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . 10

16   LIMITS OF LIABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . 10

17   NO ASSIGNMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11


     17.1    Transfer to Affiliate  . . . . . . . . . . . . . . . . .  11
     17.2    Conditions of Transfer   . . . . . . . . . . . . . . . .  11

18   CONFIDENTIALITY  . . . . . . . . . . . . . . . . . . . . . . . .  12
     18.1    Non-Disclosure   . . . . . . . . . . . . . . . . . . . .  12
     18.2    Return of Confidential Information   . . . . . . . . . .  12
     18.3    No Adequate Remedy at Law    . . . . . . . . . . . . . .  12

19   SURVIVAL . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     19.1    Accrued Obligations  . . . . . . . . . . . . . . . . . .  12
     19.2    Survival in General  . . . . . . . . . . . . . . . . . .  13
     19.3    Survival as to Eligible Retirees   . . . . . . . . . . .  13

20   MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . .  13
     20.1    Additional Representations and Warranties  . . . . . . .  13
     20.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . .  13
     20.3    Binding Effect   . . . . . . . . . . . . . . . . . . . .  14
     20.4    Integration.   . . . . . . . . . . . . . . . . . . . . .  14
     20.5    No Third Party Beneficiaries   . . . . . . . . . . . . .  14
     20.6    No Partnership   . . . . . . . . . . . . . . . . . . . .  14
     20.7    Waiver   . . . . . . . . . . . . . . . . . . . . . . . .  14
     20.8    Multiple Originals   . . . . . . . . . . . . . . . . . .  15
     20.9    Invalidity of Provisions   . . . . . . . . . . . . . . .  15
     20.10   Force Majeure  . . . . . . . . . . . . . . . . . . . . .  15
     20.11   Governing Law  . . . . . . . . . . . . . . . . . . . . .  15
     20.12   Dispute Resolution   . . . . . . . . . . . . . . . . . .  15
     20.13   Choice of Forum    . . . . . . . . . . . . . . . . . . .  15
     20.14   Compliance with Laws   . . . . . . . . . . . . . . . . .  16

Attachments

SCHEDULE A           Travel Charges for Eligible Employees
SCHEDULE A-1         Allocated Administrative Costs
SCHEDULE B           Travel Charges for Eligible Retirees
SCHEDULE C           Maximum Number of Travel Cards
APPENDIX A           Defined Terms
APPENDIX B           Dispute Resolution Procedures

                          TRAVEL PRIVILEGES AGREEMENT

         This Travel Privileges Agreement (together with the schedules and appendices attached hereto, the "Agreement") is made and entered into as of the first day of July, 1996, by and between American Airlines, Inc., a Delaware corporation ("American"), and The SABRE Group, Inc., a Delaware corporation ("The SABRE Group").

                                    RECITALS

         WHEREAS, American makes available to its own employees and retirees certain Travel Privileges as provided in AA Travel Policies; and

         WHEREAS, as part of a reorganization of the technology business of AMR Corporation, American transferred certain assets and employees of its STIN, SCS, SDS and SABRE Interactive divisions to The SABRE Group; and

         WHEREAS, American and The SABRE Group desire to make available to certain employees and retirees of The SABRE Group Travel Privileges equivalent to those enjoyed by employees and/or retirees of American; and

         WHEREAS, American is willing to provide such Travel Privileges and The SABRE Group is willing to pay for such Travel Privileges in accordance with the terms and conditions in this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, the Parties hereto agree as follows:


1        DEFINED TERMS  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the list of Defined Terms annexed hereto as Appendix A. This Agreement shall be interpreted in accordance with the rules of interpretation in Appendix A.


2        TERM AND TERMINATION  This Agreement shall be effective as of The
Effective Date and shall continue in effect until June 30, 2008, unless this Agreement is terminated sooner as provided elsewhere herein.

         2.1 Termination of Information Technology Services Agreement This Agreement may be terminated by American upon ninety (90) days Notice to The SABRE Group in the event that the Information Technology Services Agreement between American and The SABRE Group dated July 1, 1996 (or any replacement agreement with The SABRE Group) is terminated by American due to a material breach by The SABRE Group.

         2.2 Events of Default The occurrence of any one or more of the following events shall constitute an Event of Default pursuant to the terms of this Agreement:

                     2.2.1 A Party materially breaches any warranty, agreement or covenant, or materially misrepresents any representation, given by it in this Agreement, and such breach or misrepresentation is not corrected or cured by such Party within the Cure Period.

                     2.2.2 A Party shall admit in writing its inability to pay its debts generally as they become due.

                     2.2.3 A Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the U.S. Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the U.S. Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing.

                     2.2.4 A proceeding or case shall be commenced, without the application or consent of a Party, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Party or of all or substantially all of its assets, or (iii) similar relief in respect of such Party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, and such proceeding or case shall continue undismissed for a period of ninety (90) days, or an order of relief against such Party shall be entered in an involuntary case under the U.S. Bankruptcy Code or under any similar law.

         2.3 Rights Upon Default Upon the occurrence of an Event of Default, the Party not causing such Event of Default will be entitled to immediately terminate this Agreement and all Travel Privileges granted hereunder by giving Notice to the other Party and to seek all legal and equitable remedies to which it is entitled, including without limitation all actual and direct damages it may have suffered by virtue of such Event of Default, except as limited hereunder. In the event of a Dispute as to whether an Event of Default has occurred, the exercise of rights under this Section shall be suspended until resolution of such Dispute.

3        EMPLOYEES OF AFFILIATES


         3.1         Acquired Affiliates



   [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]



         3.2         Transfer of a Partial Interest in an Affiliate



   [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]

        CHANGE OF CONTROL


         4.1        Acquisition by Air Carrier



[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]



         4.2         Transfer of Eligible Employees to Non-Affiliate
American shall immediately be entitled to terminate, and upon such a termination The SABRE Group shall immediately revoke, Travel Privileges and Travel Cards that were provided to Eligible Employees who are (i) transferred to a Person that is not an Affiliate of The SABRE Group, or (ii) are on secondment for more than twenty-four (24) months in the aggregate (whether or not consecutively) to the same Person.

         4.3         Post-Affiliation with American         Unless American
expressly consents in writing, which consent may be withheld in American's sole discretion, the SABRE Group may not provide any Travel Privileges or Travel Cards to any employees who are hired on or after the date on which The SABRE Group ceases to be an Affiliate of American ("Disaffiliation Date").

                     4.3.1 In the event that an Eligible Employee who holds Travel Privileges in any of Pass Categories A2, A4 or A6 after the Disaffiliation Date ceases to hold such Travel Privileges for any reason, The SABRE Group may give such travel privileges to another Eligible Employee in accordance with the following Section.

                     4.3.2 Notwithstanding anything in Section 10.2 to the contrary, on and after the Disaffiliation Date:

         (a) the maximum number of Eligible Employees who may hold Travel Privileges in Pass Category A2 shall be the number of Eligible Employees who held such Travel Privileges immediately prior to the Disaffiliation Date.

         (b) the maximum number of Eligible Employees who may hold Travel Privileges in Pass Category A4 shall be the remainder of (i) the number of Eligible Employees who held such Travel Privileges in any of Pass Categories A2 or A4 immediately prior to the Disaffiliation Date, minus (iii) the number of Eligible Employees who from time to time after the Disaffiliation Date hold Travel Privileges in Pass Category A2.

         (c) the maximum number of Eligible Employees who may hold Travel Privileges in Pass Category A6 shall be the remainder of (i) the number of Eligible Employees who held Travel Privileges in any of Pass Categories A2, A4 or A6 immediately prior to the Disaffiliation Date, minus (iii) the number of Eligible Employees who from time to time after the Disaffiliation Date hold Travel Privileges in any of Pass Categories A2 or A4.

5        EMPLOYEE TRAVEL PRIVILEGES

         5.1         D1, D2 and D3 Travel Privileges        Subject to Section
10.2, The SABRE Group shall be entitled to give Eligible Employees the ability to exercise Travel Privileges for D1, D2 and D3 Pass Category Space Available travel on AA as specified in AA Travel Policies in a manner identical to that available to American's employees. The SABRE Group shall not be entitled to issue D3 passes to any individual other than an Eligible Employee or Eligible Retiree, subject to the limits specified in AA Travel Policies.

         5.2         A2, A4 and A6 Travel Privileges        Subject to Section
10.2, The SABRE Group shall be entitled to give Eligible Employees who are members of Senior Management the ability to exercise Travel Privileges for A2, A4 and A6 Pass Category Positive Space travel on AA as specified in AA Travel Policies in a manner identical to that available to American's equivalent senior management employees.

         5.3 A9 Travel Privileges Subject to Section 10.2, The SABRE Group shall be entitled to give Eligible Employees the ability to exercise emergency Travel Privileges in Pass Category A9 for travel on AA in the circumstances and otherwise as specified in AA Travel Policies in a manner identical to that available to American's employees.

         5.4         ID20 Travel Privileges        The SABRE Group shall be
entitled to give Eligible Employees the ability to purchase ID20 tickets for travel as specified in AA Travel Policies in a manner identical to that available to American's employees. ID20 tickets shall not be used for business travel.


6        RETIREE TRAVEL PRIVILEGES

         6.1         D2 and D3 Travel Privileges   The SABRE Group shall be
entitled to give Eligible Retirees the ability to exercise Travel Privileges for D2 and D3 Pass Category Space Available travel on AA as specified in AA Travel Policies in a manner identical to that available to American's similarly situated retirees.

         6.2         A2, A4 and A6 Travel Privileges        The SABRE Group
shall be entitled to give Eligible Retirees who retire as members of Senior Management the ability to exercise Travel Privileges for A2, A4 and A6 Pass Category Positive Space travel on AA as specified in AA Travel Policies in a manner identical to that available to American's equivalent senior management retirees.

         6.3 A9 Travel Privileges The SABRE Group shall be entitled to give Eligible Retirees the ability to exercise personal emergency Travel Privileges in Pass Category A9 for travel on AA in the circumstances and as otherwise specified in AA Travel Policies in a manner identical to that available to American's retirees.

         6.4         ID20 Travel Privileges        The SABRE Group shall be
entitled to give Eligible Retirees the ability to purchase ID20 tickets for travel as specified in AA Travel Policies in a manner identical to that available to American's retirees. ID20 tickets shall not be used for business travel.


7        BOOKINGS

         7.1         Booking Procedures    Eligible Employees, Eligible
Retirees and Guests shall make all bookings for travel in the exercise of Travel Privileges exclusively through American's Reservation System and shall not make such bookings through any CRS or any other reservations system. American shall not pay booking fees or other charges to The SABRE Group to the extent related to the exercise of Travel Privileges.

         7.2         Reservations System Access    If requested by The SABRE
Group, American shall promptly give Eligible Employees and Eligible Retirees direct computer access to the AA Reservations System at the Agreed Access Level for use in the exercise of Travel Privileges. The SABRE Group shall encourage all Eligible Employees and Eligible Retirees to make all bookings hereunder using the direct computer access available to them. All computer access to the AA Reservations System provided hereunder shall be used exclusively in connection with the exercise of Travel Privileges and within the Agreed Access Level.


8        CHANGES TO TRAVEL PRIVILEGES      Subject to Section 9, American may,
from time to time, in its sole discretion, make changes to the AA Travel Policies affecting Travel Privileges hereunder, including without limitation changes in availability or changes in pricing as provided in Article 12. American shall consult with The SABRE Group regarding such change as early as practicable, so that The SABRE Group can provide at least as much notice to Eligible Employees and Eligible Retirees as American provides to its own employees and retirees. No such change shall be effective as to Eligible Employees or Eligible Retirees before such change is applicable to American's own employees and retirees.


9        NON-DISCRIMINATION       It is the intention of the parties that the
Eligible Employees and Eligible Retirees who are given Travel Privileges will have the same travel privileges as American gives to its own employees and retirees, respectively. American shall honor the Travel Privileges given by The SABRE Group under this Agreement in the same manner that it honors similar privileges given to its own employees and retirees. American and its personnel will not discriminate against Eligible Employees or Eligible Retirees in making changes to AA Travel Policies or in the application of AA Travel Policies, or against Eligible Employees or Eligible Retirees or their Guests in the use of Travel Privileges. AA Travel Policies affecting the exercise of Travel Privileges will be determined and applied to Eligible Employees, Eligible Retirees and American's employees and retirees without regard to company affiliation. American shall not amend AA Travel Policies if such amendment would adversely affect the Travel Privileges given under this Agreement, unless such adverse affect applies equally to American's own employees and retirees. American shall not make any changes in Pass Category designations or the assignment of Travel Privileges within Pass Categories which would adversely affect the Travel Privileges given under this Agreement, unless such adverse affect applies equally to American's own employees and retirees. Any such change by American will be applied to Eligible Employees and Eligible Retirees and to American's employees and retirees, respectively, in a non-discriminatory manner. Boarding priority will be determined and applied on the basis of Pass Category (subject to normal procedural variances), without regard to company affiliation. American will investigate reports of discrimination against Eligible Employees or Eligible Retirees in the application of AA Travel Policies and against Eligible Employees or Eligible Retirees or their Guests in the use of Travel Privileges, and American shall take appropriate action against any American employee or contractor that it determines to have violated this Agreement, including counseling or other disciplinary action.


10       TRAVEL CARDS

         10.1        Issuance of Travel Cards      American, upon request from
The SABRE Group, shall issue Travel Cards to Eligible Employees, Eligible Retirees and Spouses in accordance with American's standard procedures. For each Travel Card to be issued, The SABRE Group shall provide American a written request containing the following information: Eligible Employee or Eligible Retiree name, Spouse name, employee ID number, and Social Security Number.

         10.2        Maximum Number of Travel Cards         The maximum number
of Eligible Employees who may have Travel Privileges in any year shall be limited to the numbers specified in Schedule C.

         10.3        Non-Transferrable     Travel Cards and Travel Privileges
shall not be transferrable by any present or former Eligible Employee, Eligible Retiree or Spouse.

                     10.3.1 The SABRE Group cannot revoke Travel Privileges from an Eligible Employee and reissue them to another Eligible Employee, except in instances of abuse of the Travel Privileges by the Eligible Employee from whom the Travel Privileges are revoked.

         10.4        Recovery of Travel Cards      The SABRE Group shall
recover from any individual who ceases, for any reason, to be an Eligible Employee, Eligible Retiree or Spouse all Travel Cards issued to such individual. Recovered Travel Cards shall be returned to American, or destroyed by The SABRE Group at American's request. The SABRE Group shall not permit any terminated employee to exercise Travel Privileges unless such employee is otherwise an Eligible Employee.

         10.5        Lost, Destroyed, Transferred or Stolen Travel Cards
The SABRE Group shall inform American as promptly as practicable in the event that any Travel Card is lost, destroyed, transferred or stolen.

11       ABUSE OF TRAVEL CARDS AND TRAVEL PRIVILEGES

         11.1        Risk of Misappropriated Travel Cards, Employee Numbers and
Passes        The SABRE Group shall use commercially reasonable efforts to recover misappropriated Travel Cards and travel passes, and to assist American in preventing the use of Travel Cards, Eligible Employee identification numbers and travel passes that are misappropriated by third parties. American shall use commercially reasonable efforts to assist The SABRE Group to recover misappropriated Travel Cards and passes presented to American Employees at its ATO and CTO locations and to prevent misuse of misappropriated Eligible Employee identification numbers. American and The SABRE Group shall share the costs of the misuse of misappropriated Travel Cards, Eligible Employee identification numbers and travel passes in proportion to the number of their respective employees and retirees holding travel privileges. American and The SABRE Group shall cooperate to recover payment for such costs from the culpable individuals.

         11.2        Abuse of Travel Privileges by Eligible Employees and
Eligible Retirees   For good cause shown, and upon Notice from and as requested by American, The SABRE Group shall, take appropriate disciplinary action against any Eligible Employee or Eligible Retiree or Spouse who has transferred a Travel Card or exercised Travel Privileges contrary to AA Travel Policies. Such action shall be equivalent to the level of discipline that American takes against its own employees and retirees in similar circumstances, and may include requiring such employee to pay American for travel obtained contrary to AA Travel Policies at the rates that American charges its own employees and retirees in similar circumstances, and/or the suspension or termination of Travel Privileges. In the event of the suspension or termination of an individual's Travel Privileges, The SABRE Group shall use commercially reasonable efforts to recover Travel Cards issued to such individual and to
assist American in preventing the use of such Travel Cards.   The SABRE Group
shall bear all risks associated with the misuse of Travel Cards and Travel Privileges by its Eligible Employees and Eligible Retirees, including without limitation paying American for all travel obtained contrary to AA Travel Policies at the rates that American takes against its own employees and retirees in similar circumstances. AA shall, at The SABRE Group's expense, provide commercially reasonable assistance to The SABRE Group to recover such payments from culpable individuals. The SABRE Group shall, at The SABRE Group's expense, assist American in prosecuting any individual whose use of such Travel Cards or Travel Privileges was, in American's opinion, a violation of criminal law.


12       CHARGES FOR TRAVEL PRIVILEGES

         12.1        Charges for Eligible Employee Travel Privileges
For the exercise of Travel Privileges by Eligible Employees, American shall charge The SABRE Group and The SABRE Group shall pay American the charges described on Schedule A.

         12.2        Charges for Eligible Retiree Travel Privileges
For the exercise of Travel Privileges by Eligible Retirees, American shall charge The SABRE Group and The SABRE Group shall pay American the charges described on Schedule B.

         12.3        Date for Determining Travel Charges    The applicable
Travel Charges for any Flight Segment shall be determined as of the date on which travel on such Flight Segment was scheduled to begin.

         12.4        Readjustment of Charges       Charges shall be reset by
American on January 1 of each year in accordance with Schedule A and Schedule
B. American shall provide to The SABRE Group by December 1 of each year data supporting the proposed readjustment of charges. In September of each year, American shall provide The SABRE Group with a non-binding estimate of such charges for budgeting purposes.


13       INVOICES AND REPORTS

         13.1 Travel Activity Reports American will provide to The SABRE Group on the fourth Business Day of each month a Travel Activity Report, which shall be in the format typically produced by American for its own internal use, and shall describe travel activity by each Eligible Employee, Eligible Retiree, Spouse and Guest. The Travel Activity Report shall specify all Flight Segments flown, and for each Flight Segment shall specify the applicable Employee number, flight number, Pass Category, flight date, Travel Charge, Travel Charge collected, Taxes and Surcharges, Taxes and Surcharges collected, and taxable value for income tax reporting purposes.

         13.2        Invoices     American will submit on the fourth Business
Day of each month an invoice to The SABRE Group which will set forth the amounts payable by The SABRE Group hereunder, including Travel Charges for travel activity related to Travel Privileges by each Eligible Employee and Eligible Retiree, plus applicable Taxes and Surcharges and other expenses permitted by this Agreement, net of any Travel Charges, Taxes and Surcharges collected by American.


14       PAYMENTS

         14.1 Time of Payment All amounts billed in an invoice shall be due and payable immediately upon receipt of such invoice and shall be late if not paid within thirty (30) days after the date of such invoice.

         14.2 Manner and Place of Payment The SABRE Group shall pay all charges hereunder to American via internal transfer billing for so long as The SABRE Group is an Affiliate of American, and thereafter via wire transfer of immediately available funds to an account designated by American.

         14.3 No Set-Off Payments hereunder shall be made without deduction or set-off.

         14.4 Currency All amounts payable or creditable by either Party to the other under this Agreement shall be paid or credited in United States Dollars.

         14.5 Audits The SABRE Group shall be entitled to conduct an audit of those records necessary to validate the fees, charges and payments hereunder; provided, however, that American shall not be required to turn over Confidential Information of a third party. Absent a showing of good cause, the audits shall take place no more frequently than once every six (6) months. The audits shall be conducted either through internal auditors or disinterested third parties, and in all cases in accordance with standard auditing procedures. The SABRE Group shall bear the cost of the audit; provided, however, that if an error in the charges is discovered as a result of the audit, American shall correct the error and pay for the cost of the audit up to the amount of the error. All records that may be necessary to validate the charges and payments hereunder shall be retained for at least two (2) years following the close of the calendar year to which such records relate.

         14.6 Disputed Charges If within ninety (90) days after receipt of an invoice hereunder, The SABRE Group provides Notice to American that The SABRE Group in good faith reasonably disputes any or all of the charges billed in such invoice, the Parties shall use their best efforts to resolve the Dispute according to Section 20.12 and the Dispute Resolution Procedures. If such Dispute is not resolved prior to the next invoice date, American will issue a credit to The SABRE Group on such invoice for the amount of charges in Dispute, which credit shall remain outstanding pending resolution of such Dispute. Billing disputes for which Notice is not provided as specified herein shall be deemed waived except in cases of fraud or obvious error.

         14.7 Late Charges Any undisputed sum due hereunder that is not paid within thirty (30) days after the date of the invoice shall thereafter bear interest until paid at a rate of interest equal to one percentage point (1%) per annum above the prime rate announced from time to time by the principal New York office of Citibank, N.A., but in no event to exceed the maximum rate of interest allowed by applicable law.

15       TAXES

         15.1 Allocation of Responsibility for Taxes The SABRE Group shall be responsible for (and shall indemnify and hold American harmless for) all Taxes imposed in connection with this Agreement or the exercise of Travel Privileges, provided, however, that American shall be responsible for all Taxes, however designated or levied, that are imposed on, based on or measured by American's income, revenues, capital, or net worth. The SABRE Group shall be responsible for all Eligible Employee and Eligible Retiree income tax withholding and income tax reporting relating to the exercise of Travel Privileges.

         15.2 Claims for Refunds Subject to American's reasonable discretion, The SABRE Group may require American to apply, at The SABRE Group's expense, for a refund of Taxes otherwise subject to indemnification under
Section 15. In lieu of pursuing such a claim, American may assign its rights to a claim to The SABRE Group.

         15.3        Refunds      American shall promptly pay over to The SABRE
Group an amount equivalent to any refund, credit, offset or abatement (including interest thereon) received by American of Taxes, to the extent such refunds, credits, offsets, or abatements are of amounts that were paid hereunder by The SABRE Group to American or to a taxing authority.

         15.4 Cooperation Each party shall cooperate as the other party may reasonably request in minimizing Taxes incurred in connection with this Agreement; provided, however, that neither party shall be required to take any step that would be materially disadvantageous to its business or operations or would require it to incur material additional costs unless the other party agrees to reimburse the costs.


16       LIMITS OF LIABILITY  EXCEPT AS PROVIDED BELOW, NEITHER PARTY SHALL BE
LIABLE UNDER ANY CIRCUMSTANCES FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, REVENUE OR SAVINGS, EVEN IF SUCH PARTY HAS BEEN ADVISED, KNEW, OR SHOULD HAVE KNOWN OF THE POSSIBILITY THEREOF.

EXCEPT AS PROVIDED BELOW, IN NO EVENT SHALL EITHER PARTY'S LIABILITY HEREUNDER DURING ANY CALENDAR YEAR EXCEED THE CHARGES PAID BY THE SABRE GROUP DURING THE PRECEDING CALENDAR YEAR.

IN THE EVENT THAT AMERICAN MATERIALLY BREACHES THIS AGREEMENT BY WILFULLY OR INTENTIONALLY FAILING OR REFUSING TO PERFORM ITS OBLIGATIONS HEREUNDER, THEN THE SABRE GROUP SHALL BE ENTITLED TO RECOVER ITS ACTUAL AND CONSEQUENTIAL DAMAGES IN AN AMOUNT NOT TO EXCEED FIFTY MILLION DOLLARS ($50,000,000), AND IF MONETARY DAMAGES AS SPECIFIED IN THE PRECEDING SENTENCE WOULD NOT BE AN ADEQUATE REMEDY, THEN THE SABRE GROUP SHALL BE ENTITLED TO SPECIFIC ENFORCEMENT OF THIS AGREEMENT. SPECIFIC ENFORCEMENT SHALL BE SOUGHT THROUGH ARBITRATION IN ACCORDANCE WITH THE DISPUTE RESOLUTION PROCEDURES.


17       NO ASSIGNMENT  Except as specifically set forth in this Agreement, neither Party may assign, license, or otherwise transfer or convey this Agreement or any of the rights or obligations created in this Agreement to any third Person without the express prior written consent of the other Party, which may be withheld in such parties sole discretion.



         17.1        Transfer of Affiliate



[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]


         17.2 Conditions of Transfer No assignment of this Agreement shall be effective unless and until the transferee has executed a counterpart of this Agreement evidencing its agreement to be bound by the provisions of and to assume all of the obligations of the transferor under this

Agreement, whether present or contingent. The Person receiving such an assignment must further agree to implement and maintain at its own expense any procedures that American may reasonably require for administering, auditing,
tracking and reporting the exercise of Travel Privileges.   No such assignment
shall relieve the transferor of any of its obligations under this Agreement arising prior to the date of such assignment. No such assignment may materially adversely affect the rights and obligations of the nonassigning Party under this Agreement. No assignment by The SABRE Group shall be made to any Air Carrier that is not an Affiliate of American, or to any Affiliate of such an Air Carrier, without the express prior written consent of American, which may be withheld in its sole discretion. Any attempted assignment or other transfer except in accordance with the provisions of this Section shall be null and void ab initio.


18       CONFIDENTIALITY

         18.1 Non-Disclosure Neither Party shall use, sell, transfer, publish, disclose, display or otherwise make available to any third party, Confidential Information of the other Party except (a) as permitted or intended by this Agreement, or (b) as may be required by applicable law or by any government in the exercise of its lawful authority, in which case the Party from whom disclosure is sought shall (i) promptly notify the other Party, (ii) use reasonable and lawful efforts to resist making any disclosure of Confidential Information not approved by such other Party, (iii) use reasonable and lawful efforts to limit the amount of Confidential Information to be disclosed, and (iv) cooperate with the other Party (at such other Party's expense) to obtain a protective order, confidential treatment or other appropriate relief to minimize the further dissemination of any Confidential Information to be disclosed. In addition, neither Party shall disclose the Confidential Information of the other Party to any employee or agent, except on a need-to-know basis. Each Party shall ensure that all such employees and agents recognize that the Confidential Information of the other Party is subject to this non-disclosure obligation. The Party that receives Confidential Information from the other Party agrees to maintain such information in secrecy at all times, using the same degree of care with respect to such Confidential Information as it uses in protecting its own proprietary information and trade secrets.

         18.2 Return of Confidential Information Upon termination of this Agreement for any cause or reason, each Party shall deliver to the other Party all of such other Party's Confidential Information (including all copies thereof) then in its or its Affiliates' possession and shall purge any copies thereof encoded or stored on magnetic or other electronic media or processors then in its or its Affiliates' possession.

         18.3 No Adequate Remedy at Law Each Party acknowledges and agrees that the other Party will have no adequate remedy at law if there is a breach or threatened breach of this Section and, notwithstanding anything to the contrary in Appendix B, that the other Party shall be entitled to an injunction against such breach. Nothing herein shall be construed as a waiver of any other legal or equitable remedies which may be available to either Party if the other Party breaches this Section.

19       SURVIVAL

         19.1        Accrued Obligations   Termination of this Agreement for
any cause shall not affect the transactions previously consummated under this Agreement, nor release any Party from any liability, duty, or obligation which at the time of termination has already accrued to the other Party or which thereafter may accrue in respect of any act or omissions prior to such termination, nor shall any such termination hereof affect in any way the survival of any right, liability, duty, or obligation of the Parties which is intended, expressly or impliedly, in accordance with the terms of this Agreement to survive termination hereof.

         19.2        Survival in General    Notwithstanding anything to the
contrary contained herein, the rights and obligations under Articles 13, 14, 15, 16 and 18 shall survive any termination or expiration of this Agreement.

         19.3        Survival as to Eligible Retirees       Notwithstanding
anything to the contrary contained herein, the provisions hereunder relating to rights and obligations of American and The SABRE Group with respect to Travel Privileges for Eligible Retirees shall survive any termination or expiration of this Agreement.


20       MISCELLANEOUS

         20.1 Additional Representations and Warranties Each Party represents and warrants to the other that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and place of principal business; (ii) the performance of its obligations hereunder has been duly authorized by all necessary corporate action; (iii) this Agreement is a legal, valid and binding obligation enforceable against it in accordance with its terms subject to limitations under bankruptcy, insolvency, reorganization, liquidation and other laws and equitable principles relating to or affecting the enforcement of creditors' rights generally; (iv) neither the execution and delivery of this Agreement nor the performance of any of its obligations hereunder, nor the consummation of any of the transactions contemplated hereby, will violate any agreement to which it is a party or any provision of its Certificate of Incorporation, By-Laws or other document of corporate governance, nor any applicable law, regulation, rule, judgment, order or decree; and (v) it has duly obtained or made all consents, approvals or authorizations of, or registrations, declarations or filings with, any governmental authority are required as a condition to the valid execution, delivery and performance of this Agreement on its part.

         20.2        Notices    Any notice or communication required or
permitted to be given or made to a Party under this Agreement must be typed in English and personally delivered to the office of the person identified below or delivered by registered mail with confirmed receipt (postage prepaid) or by overnight courier or by telecopy (fax) with confirmation copy dispatched simultaneously by registered mail with confirmed receipt (postage prepaid) to the following addresses:

If to The SABRE Group:       The SABRE Group, Inc.
                             MD 4202
                             4255 Amon Carter Boulevard
                             Fort Worth, TX  76155
                             URGENT ATTENTION:     SABRE Group Chief
                                                   Financial Officer

                             Telecopy: (817) 931-5582

If to American:              American Airlines, Inc.
                             MD 5115
                             4333 Amon Carter Boulevard
                             Fort Worth, TX 76155
                             URGENT ATTENTION:     Managing Director
                                                   Corporate Human Resources

                             Telecopy: (817) 967-4380

Notices delivered in the foregoing manner will be deemed effective on (i) the day received if delivered personally or sent by courier; (ii) the business day following the day received if sent by telecopy, or (iii) the third Business Day following the date of dispatch by registered mail.

         20.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

         20.4 Integration. This Agreement and the attachments hereto constitute the entire agreement of the Parties pertaining to subject matter hereof and supersede all prior agreements and understandings pertaining to that subject, and this Agreement may not be amended, supplemented, or rescinded, except in writing and signed by the authorized representatives of both Parties.

         20.5 No Third Party Beneficiaries Except as specifically provided herein, no provision of this Agreement shall be for the benefit of or be enforceable by or create any right in third persons, including employees, retirees or creditors of any Party.

         20.6 No Partnership The Parties do not intend hereby to create a partnership, joint venture or other business combination or collaboration. The existence of any such arrangement or entity is expressly disclaimed.

         20.7 Waiver A waiver of any covenant, duty, agreement, or condition of this Agreement shall not be asserted against a Party unless it is in writing signed by such Party. Failure by any Party to insist upon the strict performance of, or to exercise any right or remedy upon the breach of, any covenant, duty, agreement, or condition of this Agreement shall not constitute a waiver of that or any other failure to perform or breach of that or any other covenant, duty, agreement, or condition. No waiver of a breach of any provision of this Agreement by either Party shall constitute a waiver of any subsequent breach of the same or any other provision hereof.

         20.8 Multiple Originals This Agreement shall be executed in counterparts or multiple originals, all of which together shall constitute one agreement binding on each Party.

         20.9 Invalidity of Provisions If any provision of this Agreement is or becomes wholly or partly invalid, illegal, or unenforceable the validity, legality, and enforceability of the remaining provisions shall continue in force unaffected, and the Parties shall meet as soon as possible and negotiate in good faith upon a replacement provision that is legally valid and that as nearly as possible achieves the objectives of the Agreement and produces an equivalent economic effect. A replacement provision shall apply as of the date that the replaced provision had become invalid, illegal, or unenforceable. If the Parties cannot reach agreement after good faith negotiations, a Party may invoke the Dispute Resolution Procedures hereunder, the arbitrators shall have the authority to determine a replacement provision that is legally valid and that as nearly as possible achieves the objectives of the Agreement and produces an equivalent economic effect, provided however, that such determination may not materially increase the payment or performance obligations of either Party.

         20.10 Force Majeure Except for the obligations to make payment, neither Party shall be liable to the other in the event and to the extent that performance by such Party is delayed or prevented by Force Majeure; provided that in the event any failure to pay results from a Force Majeure preventing the actual transfer of funds (e.g., failure of communication lines for transfer of funds) such obligation to pay shall be suspended until such time as that particular Force Majeure preventing the transfer of funds ends. The Party claiming the existence of a Force Majeure shall give Notice to the other Party as soon as practicable of the existence of the Force Majeure and shall use all reasonable efforts to bring the Force Majeure to an end as soon as possible.
If the Force Majeure continues for a period of ninety (90) days, the other Party shall have the right, but not the obligation, to terminate the Agreement upon sixty (60) days Notice.

         20.11 Governing Law This Agreement shall be construed and interpreted, and its validity and enforceability shall be determined, under the laws of the State of Texas without regard to any conflicts of law rules.

         20.12 Dispute Resolution Any Dispute shall be resolved in accordance with the Dispute Resolution Procedures set forth in Appendix B.

         20.13 Choice of Forum For any actions to enforce arbitral awards issued in accordance with the Dispute Resolution Procedures in Appendix B or to enforce the Parties' compliance with the Dispute Resolution Procedures in Appendix B, each Party consents to the non-exclusive jurisdiction of the competent courts in Fort Worth, Texas, in connection with any action or proceeding arising under this Agreement. Each Party irrevocably waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such a court or that such court is an inconvenient forum. Each Party hereby waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with Section 20.2.

         20.14 Compliance with Laws The Parties hereto shall comply with all applicable laws and no Party shall perform any act, or fail to perform any act, or be obligated to perform any act that could either (i) result in any violation of any applicable law or any governmental or quasi-governmental directive, policy or guideline or (ii) result in any material fine, penalty or sanction.

                   [REMAINDER OF PAGE IS INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the undersigned duly authorized representatives of the Parties have executed this Travel Privileges Agreement as of the day and year first written above.


AMERICAN AIRLINES, INC.                     THE SABRE GROUP, INC.





         /s/ Donald J. Carty                        /s/ Michael J. Durham
By:      Donald J. Carty                    By:     Michael J. Durham
Title:   President                          Title:  President

                          TRAVEL PRIVILEGES AGREEMENT
                                   SCHEDULE A

                     TRAVEL CHARGES FOR ELIGIBLE EMPLOYEES



[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]




                               3 PAGES REDACTED

                          TRAVEL PRIVILEGES AGREEMENT
                                  SCHEDULE A-1

                         ALLOCATED ADMINISTRATIVE COSTS


Travel Card Issuance
Travel Policy Administration
Travel Privileges Abuse Investigations
Ticket Loss Prevention
Personal SABRE usage
Non-Revenue Space Available Accounting
- -        Collection Services (for off-payroll employees)
- -        Billing to off-payroll employees
- -        Journal entries/Imputed Income calculations for Eligible Employees travelling A2/A4/A6
- -        Written correspondence to us from SABRE employees requesting refunds and disputing bills
- -        Refunds on employee-discounted revenue tickets (ID-20s)
- -        Refund requests via phone
Non-Revenue Ticket Stock


Notwithstanding anything to the contrary in the Agreement, The SABRE Group shall not be obligated to bear any costs under the Agreement to the extent that such costs are paid by it under the Management Services Agreement dated July 1, 1996 between the parties.

                          TRAVEL PRIVILEGES AGREEMENT
                                   SCHEDULE B

                      TRAVEL CHARGES FOR ELIGIBLE RETIREES



[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]



                               2 PAGES REDACTED

[INFORMATION OMITTED - CONFIDENTIAL TREATMENT REQUESTED]

                          TRAVEL PRIVILEGES AGREEMENT
                                   SCHEDULE C

                      MAXIMUM NUMBER OF ELIGIBLE EMPLOYEES



[CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]





                               1 PAGE REDACTED

                          TRAVEL PRIVILEGES AGREEMENT
                                   APPENDIX A

                                 DEFINED TERMS


1        Definitions.  As used in the Agreement, the following terms shall have the following meanings:

         "AA" refers to American and each Affiliate of American that is an Air Carrier, including, at the Effective Date, Executive Airlines, Inc., Flagship Airlines, Inc., Simmons Airlines, Inc., and Wings West Airlines, Inc.

         "AA Reservations System" means American's internal systems for making bookings on AA, including without limitation, American's internal computer reservations system, American's ATO or CTO locations, American's reservations centers and American's automated voice response system.

         "AA Travel Policies" refers to the policies, practices, rules, regulations, restrictions, terms and conditions governing personal travel on AA by American's employees, as promulgated and published by American from time to time, including without limitation those published in the AA conditions of carriage and tariffs, American's Employee Handbook, and AA Regulations. In the event of a conflict among the provisions of any documents on the following list, the document appearing first shall supersede those listed after such document: AA conditions of carriage and tariffs, the Agreement, AA Regulations, American's Employee Handbook.

         "Affiliate" means, with respect to any entity at any time, any Person that Controls such entity, is Controlled by such entity, or is under common Control with such entity.

         "AFS" means American Flagship Service offered by American, or any domestic Flight Segment offering three Classes of Service.

         "Agreed Access Level" means (A) so long as The SABRE Group is an Affiliate of American, access to functions of the AA Reservations System that are equivalent to those that American generally makes available to its employees and retirees; (B) if The SABRE Group is not an Affiliate of American, access to the following functions of the AA Reservations System: (1)"VNR" display of the number of seats available to book in each cabin class and number of non-revenue passengers flight listed in each cabin class; (2) "G*" (G Star) display of the physical seats in each cabin class, number of reservations in each cabin class, number of boarding passes issued in each cabin class.;(3) Checking flight schedules; (4) Making bookings in the correct Pass Category;
(5) obtaining flight information (FLIFO); and (6) checking standby lists, provided, however, that American may at its sole expense restrict access to passenger name information on standby travel lists, so long as each Eligible Employee and Eligible Retiree is able to determine his or her position on the standby travel list; provided further, that American shall not be required to provide Eligible Retirees with any access or functionality if American does not provide the same access or functionality to its own retirees.

         "Agreement" means the Travel Privileges Agreement dated July 1, 1996, entered into by and between American and The SABRE Group, to which this Appendix A is attached and made a part, and all schedules, appendices and attachments thereto.


   [CONFIDENTIAL PORTION OMITTED AND FILED SEPARATELY WITH THE COMMISSION]


         "American" means American Airlines, Inc., a Delaware corporation.

         "ATO" means an airport ticket office operated by an Air Carrier.

         "Business Day" means a day other than Saturday, Sunday, and national holidays in the United States and days on which banks in Texas are permitted to close.

         "Claims" means any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments including, but not limited to, attorneys' fees, expert witness costs, court costs and expenses incident thereto.

         "Class of Service" means any of Coach Class, Business Class or First Class service or their equivalents.

         "Coach Class Travel Charges" means charges for travel in an assigned seat in the Coach Class cabin by an Eligible Employee or Guest traveling in Pass Categories A2, A4, A6, A9, D1, D2 or D3, as specified in Schedule A to the Agreement.

         "Confidential Information" means the Agreement, AA Travel Policies and any and all trade secrets, proprietary and confidential information that is owned (jointly or severally) by a Party and/or such Party's Affiliate, concerning its past, present or future research, development, business activities or affairs (including, without limitation, market intelligence), finances, properties, methods of operation, processes and systems, which are reasonably considered by it to be confidential. Notwithstanding the foregoing, the following will not constitute "Confidential Information": (a) information which was already in the receiving Party's possession prior to the Effective Date (unless the receiving Party is prohibited from disclosing such information to a Person other than the receiving Party by a contractual, legal or fiduciary obligation to the disclosing Party) or that is independently developed by the receiving Party without the use of any Confidential Information of the disclosing Party; (b) information that is obtained from a third person who, insofar as is known to the receiving Party, is not prohibited from transmitting the information to the receiving Party by a contractual, legal or fiduciary obligation to the disclosing Party; and (b) information which is or which becomes generally available to the public, other than as a result of disclosure by the receiving Party.

         "Control" means, with respect to any Person, owning, directly or indirectly, more than 50% of the capital stock (or other ownership interest, if not a corporation) of such Person ordinarily having voting rights or otherwise having the right or ability, by contract or otherwise, to direct the management and policies of such Person. "Controlling" and "Controlled" shall have corresponding meanings.

         "CRS" means a computer system which collects, stores, processes, displays and distributes information through computer terminals concerning air and ground transportation, lodging and other travel related products and services offered by system participants and which enables its subscribers and other users to, among other things, (i) reserve or otherwise confirm the use of, or make inquiries or obtain information in relation to, such products and services, and/or (ii) issue tickets for the acquisition or use of such products and services.

         "CTO" means a city ticket office or other off-airport ticket office operated by an Air Carrier.

         "Cure Period" means a period which expires thirty (30) days after receipt of Notice of a breach, misrepresentation or failure to perform from the non-defaulting Party; provided, however, that (i) if the breach, misrepresentation or failure is not capable of being cured within thirty (30) days following the receipt of such Notice but is capable of being cured within 180 days following the receipt of such Notice, then the Cure Period shall expire 180 days following the receipt of such Notice so long as the defaulting Party commences a cure within thirty (30) days following the receipt of such Notice and diligently pursues such cure to completion within 180 days after its receipt of Notice; (ii) the Cure Period for any failure to pay any sum of money shall be limited to ten (10) Business Days, (iii) no Cure Period shall apply if the breach, misrepresentation or failure to perform is not capable of being cured within 180 days following the receipt of Notice, (iii) no Cure Period shall apply if the breach, misrepresentation or failure to perform has occurred twice previously during the preceding twelve (12) months.

         "Current D2 Rate" means the service charge rates that American's employees pay for D2 personal travel.

         "Dependent Children" has the meaning assigned to that term in AA Travel Policies.

         "Dispute" means any dispute, disagreement, claim or controversy arising in connection with this Agreement, or the validity, interpretation, performance, breach or termination of this Agreement, including any claim of breach of representation or warranty or of non-performance.

         "Dispute Resolution Procedures" means the dispute resolution procedures attached as Appendix B to the Agreement.

         "Dollars" or "$" means the lawful currency of the United States of America.

         "Effective Date" means July 1, 1996.

         "Eligible Employee" means an individual (i) who is a full-time or part-time employee of The SABRE Group or any of its Affiliates, (ii) to whom The SABRE Group elects to make available Travel Privileges, (iii) whose date of employment by The SABRE Group or American or any of their respective Affiliates occurred before the date on which The SABRE Group ceased to be an Affiliate of American, and (iv) who has been continuously employed since such employment date by The SABRE Group or American or any of their respective Affiliates.

         "Eligible Retiree" means an Eligible Employee who retires from The SABRE Group or one of its Affiliates during the term of the Agreement and who would have been eligible to receive retiree travel privileges from American had he or she been employed by American at the time of retirement from The SABRE Group or one of its Affiliates.

         "Event of Default" has the meaning assigned to that term in Section 2.2 of the Agreement.

          "Flight Segment" means each separate flight segment reservation identified in a PNR.

         "Force Majeure" means acts of God, war, warlike conditions, strikes or other labor disputes, work stoppage, fire, flood, valid or invalid acts of government or any other cause, whether similar or dissimilar, beyond the reasonable control of the Party whose ability to perform is affected.

         "Guest" means an individual traveling at the invitation of an Eligible Employee or an Eligible Retiree as permitted by AA Travel Policies.

         "IFS" means International Flagship Service offered by American, or any International Flight Segment offering three Classes of Service.

         "Notice" means a notice meeting the requirements of Section 20.2 of the Agreement.

         "Party" means each of the signatories to the Agreement, and their permitted successors and assigns.

         "Pass Category" means travel pass category A2, A4, A6, A9, D1, D2, or D3, as applicable to a particular Flight Segment.

         "Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

         "PNR" means a passenger name record residing on American's Reservation System.

         "Positive Space" means a reservation to travel with a confirmed space ticket.

         "Premium Class Travel Charges" means charges for travel in an assigned seat in the First Class or Business Class cabin (and the Coach Class cabin on any AFS or IFS Flight Segment) by an Eligible Employee or Guest traveling in Pass Categories A2, A4, A6, A9, D1, D2 or D3, as specified in Schedule A to the Agreement.

         "Senior Management" means Eligible Employees who are designated as members of senior management by The SABRE Group. Currently, senior management is defined as employees in AMR Corporation management levels 7 and higher. There is no limit on the number of senior management employees that may be designated by The SABRE Group.

         "Space Available" means a reservation to travel with a boarding priority behind any passengers with confirmed space tickets.

         "Spouse" has the meaning determined according to AA Travel Policies.

         "Surcharges" means any charges generally imposed on all passengers by American in addition to the base fare for a Flight Segment, including without limitation airport, fuel and security surcharges.

         "The SABRE Group" means The SABRE Group, Inc., a Delaware corporation.

         "Taxes" means all current and future taxes, assessments, fees, levies, imposts, duties, or other similar governmental charges, including any interest or penalty thereon, including without limitation employment taxes, transportation taxes, excise taxes, departure taxes, passenger facility charges, and facility user fees.

         "Travel Card" means a plastic card which shall indicate, among other things, the name, company affiliation and approved Pass Category for the exercise of Travel Privileges of the individual to whom the card is issued.

         "Travel Charges" means Coach Class Travel Charges and/or Premium Class Travel Charges.

         "Travel Privileges" means the privileges described in Articles 5 and 6 of the Agreement.


2        Rules of Interpretation.  The following rules of interpretation apply to the Agreement:

         2.1 the word "or" is not exclusive and the words "include" and "including" are not limiting;

         2.2 the words "hereby", "herein", "hereof", "hereunder" or other words of similar meaning refer to the entire Agreement;

         2.3 a reference to any agreement or other contract includes permitted supplements, amendments and restatements;

         2.4 a reference to a law includes any amendment or modification to such law and any rules or regulations promulgated thereunder or any law enacted in substitution or replacement therefor;

         2.5 a reference to a Person includes its permitted successors and assigns;

         2.6 a reference to an Article, Section, Annex, Exhibit or Schedule which does not specify a particular agreement is to the relevant Article, Section, Annex, Exhibit or Schedule of the Agreement;

         2.7 a reference to an Article includes all Sections and subsections contained in such Article, and a reference to a Section or subsection includes all subsections of such Section or subsection;

         2.8 all article and section titles or captions in this Agreement are for convenience only and shall not be deemed part of this Agreement and in no way define, limit, extend, or describe the scope or intent of any of its provisions;

         2.9 all terms not otherwise defined herein or in the AA Travel Policies shall have the meaning commonly ascribed thereto in the airline industry.

                          TRAVEL PRIVILEGES AGREEMENT
                                   APPENDIX B

                         DISPUTE RESOLUTION PROCEDURES


A. Defined Terms. Various capitalized terms not otherwise defined in this Dispute Resolution Procedures Appendix are defined in Appendix A to the Travel Privileges Agreement dated as of July 1, 1996 between American Airlines, Inc. and The SABRE Group, Inc. In addition, the following terms used in this Dispute Resolution Procedures Appendix have the following meanings:

                 "ARBITRATION RULES" means the Rules for Commercial Arbitration of the American Arbitration Association in effect at the time of an arbitration in accordance with these Dispute Resolution Procedures.

                 "COMPLEX DISPUTE LIST" means the Complex Dispute List, or if that list is not maintained, another list of individuals having similar qualifications, maintained by the American Arbitration Association.

                 "INITIAL EXECUTIVE REVIEW COMMITTEE" means a committee consisting of the Representative of each party and the vice presidents of each party responsible for overseeing their respective human resources departments.

                 "REPRESENTATIVE" means, as to American, its managing director responsible for overseeing its employee travel privileges program, and as to The SABRE Group, its managing director responsible for the administration of this Travel Privileges Agreement.

                 "SECOND EXECUTIVE REVIEW COMMITTEE" means a committee consisting of the Initial Executive Review Committee and the senior vice presidents of American and The SABRE Group responsible for overseeing their respective human resources departments.

                 "QUALIFICATIONS" means (i) inclusion in the Complex Dispute List or (ii) having extensive knowledge or experience about the airline industry.

         The interpretative matters set forth in the Definitional Appendix also apply to this Dispute Resolution Appendix.

B.       Dispute Resolution Procedure.

         1. General Procedure. Except as otherwise stated in the Agreement, the Parties shall resolve all Disputes in accordance with this procedure:

                 (a) Each Party shall instruct its Representative to promptly negotiate in good faith with the other Party's Representative to resolve the Dispute.

                 (b) If the Representatives do not resolve the Dispute within ten Business Days (or such longer period as the Representatives may agree) after the date of referral of the Dispute to them, the Dispute shall be referred (by either or both of the Representatives) to the Initial Executive Review Committee for resolution.

                 (c) If the Initial Executive Review Committee does not resolve the Dispute within ten Business Days (or such longer period as that Committee may agree) from the date of referral to it, the Dispute shall be referred (by that Committee or any of its members) to the Second Executive Review Committee for resolution.

                 (d) If the Second Executive Review Committee has not resolve the Dispute within ten Business Days (or such longer period as that Committee may agree) after the date of referral to it, either Party may submit the Dispute to for resolution by the Parties' Presidents, either of whom may submit the Dispute to non-binding mediation in accordance with Section B.2 of this Dispute Resolution Appendix.

                 (e) If the Dispute is not resolved by the Parties' Presidents, and is not submitted to or resolved by mediation, then either of the Parties' Presidents may submit the Dispute to binding arbitration in accordance with Section B.3 of this Dispute Resolution Appendix.

         A referral under any of Sections B.1(a), B.1(b), and B.1(c) of this Dispute Resolution Appendix shall be made by written Notice to the Persons designated in the applicable Section or Sections. The date of referral is the last date that notice is given to all of the Persons to whom the Dispute must have been referred.

         2. Mediation. The mediation of an unresolved Dispute shall be conducted in this manner:

                 (a) Either Party may submit the Dispute to mediation by giving notice of mediation to the other Party. The Parties shall attempt to agree upon and appoint a sole mediator who has the Qualifications promptly after that notice is given.

                 (b) If the Parties are unable to agree upon a mediator within ten days after the date the Dispute is submitted to mediation, either Party may request the Dallas office of the American Arbitration Association to appoint a mediator who has the Qualifications. The mediator so appointed shall be deemed to have the Qualifications and to be accepted by the Parties.

                 (c) The mediation shall be conducted in the Dallas-Fort Worth metropolitan area at a place and a time agreed by the Parties with the mediator, or if the Parties cannot agree, as designated by the mediator. The mediation shall be held within 20 days after the mediator is appointed.

                 (d) If either Party has substantial need for information from the other Party in order to prepare for the mediation, the Parties shall attempt to agree on procedures for the formal exchange of information; if the Parties cannot agree, the mediator's determination shall be effective.

                 (e) Each Party shall be represented in the mediation by at least its Representative or another natural Person with authority to settle the Dispute on behalf of that Party and may be represented by counsel for that Party. The Parties' representatives in the mediation shall continue with the mediation as long as the mediator requests.

                 (f) The mediation shall be subject to Chapter 154 of Title 7 of the Texas Civil Practice and Remedies Code.

                 (g) Unless otherwise agreed by the Parties, each Party shall pay one-half of the mediator's fees and expenses and shall bear all of its own expenses in
                          connection with the mediation.   Neither Party may
                          employ or use the mediator as a witness, consultant, expert, or counsel regarding the Dispute or any related matters.

         3. Arbitration. The arbitration of an unresolved Dispute shall be conducted in this manner:

                 (a) Either Party may begin arbitration by filing a demand for arbitration in accordance with the Arbitration Rules. The Parties shall attempt to agree upon and appoint a panel of three arbitrators who have the Qualifications promptly after that demand is filed.

                 (b) If the Parties are unable to agree upon any or all of the arbitrators within ten days after the demand for arbitration was filed (and do not agree to an extension of that ten-day period), either Party may request the Dallas office of the American Arbitration Association to appoint the arbitrator or arbitrators, who have the Qualifications, necessary to complete the panel in accordance with the Arbitration Rules. Each arbitrator so appointed shall be deemed to have the Qualifications and to be accepted by the Parties as part of the panel.

                 (c) The arbitration shall be conducted in the Dallas-Fort Worth metropolitan area at a place and a time agreed by the Parties with the panel, or if the Parties cannot agree, as designated by the panel. The panel may, however, call and conduct hearings and meetings at such other places as the Parties may agree or as the panel may, on the motion of one Party, determine to be necessary to obtain significant testimony or evidence.

                 (d) The Parties shall attempt to agree upon the scope and nature of any discovery for the arbitration. If the Parties do not agree, the panel may authorize any and all forms of discovery, including depositions, interrogatories, and document production, upon a showing of particularized need that the requested discovery is likely to lead to material evidence needed to resolve the Dispute and is not excessive in scope, timing, or cost.

                 (e) The arbitration shall be subject to the Federal Arbitration Act and conducted in accordance with the Arbitration Rules to the extent they do not conflict with this Section B.3 of this Dispute Resolution Appendix. The Parties and the panel may, however, agree to vary the provisions of this Section B.3 of this Dispute Resolution Appendix or the matters otherwise governed by the Arbitration Rules.

                 (f)      The panel has no power to:

                          (i) rule upon or grant any extension, renewal, or continuance of the Agreement; or

                          (ii) award remedies or relief either expressly prohibited by the Agreement or under circumstances not permitted by the Agreement.

                 (g) Unless the Parties otherwise agree, all Disputes regarding or related to the same topic or event that are subject to arbitration at one time shall be consolidated in a single arbitration proceeding.

                 (h) A Party or other Person involved in an arbitration under this Section B.3 may join in that arbitration any Person other than a Party if

                          (i) the Person to be joined agrees to resolve the particular dispute or controversy in accordance with this Section B.3 and the other provisions of this Dispute Resolution Appendix applicable to arbitration; and

                          (ii) the panel determines, upon application of the Person seeking joinder, that the joinder of that other Person will promote the efficiency, expedition, and consistency of the result of the arbitration and will not unfairly prejudice any other party to the arbitration.

                 (i) The arbitration hearing shall be held within 30 days after the appointment of the panel. Upon request of either Party, the panel shall arrange for a transcribed record of the arbitration hearing, to be made available to both Parties.

                 (j) The panel's final decision or award shall be made within 30 days after the hearing. That final decision or award shall be made by unanimous or majority vote or consent of the arbitrators constituting the panel, and shall be deemed issued at the place of arbitration. The panel shall issue a reasoned written final decision or award based on the Agreement and Texas law; the panel may not act according to equity and conscience or as an amicable compounder or apply the law merchant.

                 (k)      The panel's final decision or award may include:

                          (i) recovery of Damages to the extent permitted by the Agreement; or

                          (ii) injunctive relief in response to any actual or threatened breach of the Agreement or any other actual or threatened action or omission of a Party under or in connection with the Agreement.

                 (l) The panel's final decision or award shall be final and binding upon the Parties, and judgment upon that decision or award may be entered in any court having jurisdiction over either or both of the Parties or their respective assets. The Parties specifically waive any right they may have to apply or appeal to any court for relief from the preceding sentence or from any decision of the panel made, or any question of law arising, before the final decision or award. If any decision by the panel is vacated for any reason, the Parties shall submit that Dispute to a new arbitration in accordance with this Section B.3.

                 (m) Each Party shall pay one-half of the arbitrators' fees and expenses, and shall bear all of its own expenses in connection with the arbitration. The panel has the authority, however, to award recovery of all costs and fees (including attorneys' fees, administrative fees and the panel's fees and expenses) to the prevailing Party in the arbitration.

         4. Recourse to Courts. Nothing in the Dispute Resolution Procedure limits the right of either Party to apply to a court or other tribunal having jurisdiction to:

                 (a) enforce the Dispute Resolution Procedure, including the agreement to arbitrate in this Dispute Resolution Appendix;

                 (b) seek provisional or temporary injunctive relief, in response to an actual or impending breach of the confidentiality provisions of the Agreement or otherwise so as to avoid irreparable damage or maintain the status quo, until a final arbitration decision or award is rendered or the Dispute is otherwise resolved; or

                 (c) challenge or vacate any final arbitration decision or award that does not comport with Section B.3 of this Dispute Resolution Appendix.

         5. Submission to Jurisdiction. Each Party irrevocably submits to the jurisdiction of the federal courts of the United States and the state courts of Texas located in Tarrant County, Texas. Each Party waives any defense or challenge to that jurisdiction based on lack of personal jurisdiction, improper venue, or inconvenience of forum.

         6. Confidentiality. The proceedings of all negotiations, mediations, and arbitrations as part of the Dispute Resolution Procedure shall be privately conducted. The Parties shall keep confidential all conduct, negotiations, documents, decisions, and awards in connection with those proceedings under the Dispute Resolution Procedure.